Exhibit (i)

K&L Gates LLP 1601 K Street NW Washington, DC 20006-1600

T 202.778.9000 www.klgates.com
December 21, 2010
Direxion Funds
33 Whitehall Street, 10th Floor
New York, New York 10004
Ladies and Gentlemen:
     We have acted as counsel to Direxion Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 106 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-28697; 811-08243) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest of the funds listed on Exhibit A, each a series of the Trust (the “Shares”), under the Securities Act of 1933, as amended (the “1933 Act”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.
     Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.
     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-

Direxion Funds
December 21, 2010

Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ K&L Gates LLP

Direxion Funds
December 21, 2010

EXHIBIT A

BULL FUNDS	BEAR FUNDS
Domestic Equity Index Funds
Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund	Direxion Monthly NASDAQ-100® Bear 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund (DXRSX)
Currency Funds
Direxion Monthly Dollar Bull 2X Fund	Direxion Monthly Dollar Bear 2X Fund
International Funds
Direxion Monthly Emerging Markets Bull 2X Fund	Direxion Monthly Emerging Markets Bear 2X Fund
Direxion Monthly Developed Markets Bull 2X Fund	Direxion Monthly Developed Markets Bear 2X Fund
Direxion Monthly Latin America Bull 2X Fund
Direxion Monthly China Bull 2X Fund
Specialty Fund
Direxion Monthly Commodity Bull 2X Fund
Fixed Income Funds
Direxion Monthly 10 Year Note Bull 2X Fund Dynamic HY Bond Fund	Direxion Monthly 10 Year Note Bear 2X Fund HY Bear Fund
Money Market Fund
U.S. Government Money Market Fund